Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of FLEX LNG Ltd for the registration of $100 million ordinary shares pursuant to the Dividend Reinvestment Plan and to the incorporation by reference therein of our report dated March 17, 2022, with respect to the consolidated financial statements of FLEX LNG Ltd included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

November 15, 2022